UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Eastern Virginia Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

March 21, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, April 21, 2005 at 4:00 p.m. at the Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia.

At the Annual Meeting, you will be asked to elect ten (10) directors for terms of one year. Enclosed with this letter is a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a reception and opportunity to meet your EVB management team immediately following the Shareholders’ meeting.

Sincerely,

Joe A. Shearin
President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, April 21, 2005, at 4:00 p.m. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, for the following purposes:

1.	To elect ten (10) directors to serve for terms of one year each expiring at the 2006 annual meeting of shareholders;

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of Common Stock of record at the close of business on March 8, 2005, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Stacy Carlson
Corporate Secretary

March 21, 2005

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

April 21, 2005

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 21, 2005, at 4:00 p.m. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, or by executing a proxy dated as of a later date. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 21, 2005, to all shareholders entitled to vote at the Annual Meeting.

Voting Rights of Shareholders

On March 8, 2005, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,885,950 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on March 8, 2005 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have such discretion, the inability to vote is referred to as a “broker non-vote.” “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes on a particular matter will be disregarded and will not affect the outcome on that matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Ten directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Nominating Committee of the Board of Directors for election at the Annual Meeting. Joe A. Shearin, the President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company. Ira C. Harris who was elected as a director by the Board in June 2004 is being presented to shareholders as a nominee for the first time.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the ten nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience in the past five years and the year each individual was first elected to the Board of Directors.

Nominees for Election Whose Terms Expire in 2005

Name (Age) of Director	Date First Elected	Principal Occupation During Past 5 Years
W. Rand Cook Age 51	1997	Attorney with McCaul, Martin, Evans & Cook, P.C. in Mechanicsville, Virginia. Chairman of the Board of the Company since 2001 and a Director of Hanover Bank from 2000 through 2002.

F. L. Garrett, III Age 65	1997	Realtor in Essex County, Virginia. Vice Chairman of the Board of the Company since 1997 and Chairman of the Board of Southside Bank since 1997 and a Director of Southside since 1982.

Ira C. Harris, Ph.D. Age 44	2004	Operator of Store-Tel Storage in Tappahannock, Virginia and member of the faculty of the McIntire School of Commerce at the University of Virginia since 2003. Assistant Professor at the University of Notre Dame from 1998 through 2003. CPA not in practice.

F. Warren Haynie, Jr. Age 66	1997	Attorney at Law, Lottsburg, Virginia and a Director of Bank of Northumberland from 1987 through 2002.

William L. Lewis Age 54	1997	Attorney with William L. Lewis, P.C. in Tappahannock, Virginia and a Director of Southside Bank from 1989 through 2002.

Charles R. Revere Age 66	2002	President of Revere Gas and Appliance and a Director of Southside Bank from 1988 through 2002.

Joe A. Shearin Age 48	2003	President and Chief Executive Officer of the Company since August 2002, and President and Chief Executive Officer of Southside Bank since 2001. Previously he was Senior Vice President/City Executive for BB&T and Executive Vice President of First Federal Savings Bank before joining BB&T.

Howard R. Straughan, Jr. Age 75	2001	Retired banker, and a Director of Bank of Northumberland since 1994.

Leslie E. Taylor Age 56	2000	CPA with Leslie E. Taylor, CPA, PC, Tappahannock, Virginia and a Director of Southside Bank from 1989 through 2002.

Jay T. Thompson, III Age 48	2000	Owner of Mechanicsville Drug Store, Mechanicsville, Virginia and Chairman of Hanover Bank since 2000.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were 12 meetings of the Board of Directors in 2004. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2004.

The Board of Directors has, among others, a standing Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

Executive Committee. The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of Messrs. Cook, Haynie, Lewis, and Revere. The Executive Committee met 10 times during the year ended December 31, 2004.

Audit Committee. The Audit Committee acts for the Board to recommend the selection of independent registered public accounting firm and the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards and the Securities and Exchange Commission (the “SEC”). The Audit Committee is composed of Chairman Leslie E. Taylor, CPA, Ira C. Harris, Ph.D., F. Warren Haynie, Jr., Charles R. Revere, and Howard R. Straughan, Jr. Audit Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit Committee operates under a Charter adopted by the Board. The Audit Committee met 12 times during 2004. For additional information see “Audit Committee Report” below.

Compensation Committee. The Compensation Committee consists of five independent directors - Howard R. Straughan, Jr., F. L. Garrett, III, Ira C. Harris, Ph.D., Charles R. Revere and J. T. Thompson. This committee recommends the compensation to be paid to the executive officers of the Company and administers all incentive and stock plans to the benefit of such officers and directors eligible to participate in such plans. The Committee met twice in 2004. For additional information, see “Report on Executive Compensation” below.

Nominating Committee. The Nominating Committee consists of four independent directors - William L. Lewis, F. L. Garrett, III, Leslie E. Taylor, CPA and J. T. Thompson. The Nominating Committee operates under a Charter, adopted by the Board. The Nominating Committee Charter is available to any shareholder upon request to the Corporate Secretary at the Headquarters of Eastern Virginia Bankshares at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The Nominating Committee is charged with the responsibilities of identifying director candidates for the Board, reviewing director candidates suggested by shareholders and making recommendations of candidates to the Board. Potential candidates are evaluated by the Nominating Committee, whether suggested by shareholders or directors, by taking into account many factors, including knowledge of business and financial affairs, understanding of Eastern Virginia Bankshares’ business and the complexities of a large publicly-traded company, personal integrity and judgment, educational background and business or professional experience. No candidate can be nominated who fails to meet all State and Federal banking regulatory requirements.

Shareholder recommendations for candidates must be submitted in writing to the Chairperson of the Nominating Committee or the Corporate Secretary not more than 90 days prior to the Annual Meeting and not less than 60 days prior thereto. Such a shareholder nomination must include the nominee’s written consent to the nomination, sufficient background information with respect to the nominee, sufficient identification of the nominating shareholder and a representation by shareholder of his or her intention to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Nominating Committee Chairperson or the Company’s Corporate Secretary at the Company’s principal office in Tappahannock, Virginia, no later than February 19, 2006 and no earlier than January 20, 2006 in order to be considered for the next annual election of directors.

After evaluation of potential candidates, the Nominating Committee submits a report and recommendations to the Board. No fee-based services of third parties are utilized in the evaluation process. The Nominating Committee met three times in 2004. The Committee submitted to the Board a report and recommendation for the election of Ira C. Harris to the Board of Directors in June 2004, and the Board elected Mr. Harris to the Board in July 2004.

Independence of the Directors

The Board of Directors has determined that the following nine individuals of its ten members are independent as defined by NASDAQ listing standards: W. Rand Cook, F. L. Garrett III, Ira C. Harris, F. Warren Haynie Jr., William L. Lewis, Charles R. Revere, Howard R. Straughan Jr., Leslie E. Taylor and Jay T. Thompson, III. In reaching this conclusion, the Board considered that the Company and its subsidiary banks conduct business with companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors attended the 2004 annual meeting.

Communications with Directors

Any director may be contacted by writing to him c/o Eastern Virginia Bankshares, P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

As compensation for his service to the Company, each member of the Board of Directors receives $500 for each Board meeting attended and $300 for each committee meeting attended plus an annual retainer of 500 shares of Common Stock. The Chairman of the Board receives an additional $1,000 per month retainer. Audit/Risk Management Committee members receive a flat monthly fee of $200 and the Chairman of that Committee receives a flat monthly fee of $300. Board members who are also officers do not receive any additional compensation above their regular salary for attending board and committee meetings. In 2004, directors received $106,800 in the aggregate as compensation for their services as directors plus 4,500 shares of Common Stock.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth, as of March 1, 2005, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, all of whom are also director nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Beneficial Ownership (1)	Percent of Class (%)
W. Rand Cook	3,938	*
F. L. Garrett, III	23,705	*
Ira C. Harris	931	*
F. Warren Haynie, Jr	5,717	*
William L. Lewis	19,335	*
Charles R. Revere	3,599	*
Joe A. Shearin	4,772	*
Howard R. Straughan, Jr.	93,534	1.94%
Leslie E. Taylor	2,610	*
Jay T. Thompson, III	15,564	*
Ronald L. Blevins	1,851	*
Joseph H. James	67	*
William E. Martin, Jr.	1,290	*
Lewis R. Reynolds	18,569	*
All present executive officers and directors as a group

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	The number of shares of underlying unexercised options held by Messrs. Shearin, Blevins, James, Reynolds and Martin are disclosed in the “2004 Year-End Option Values” table on page 8.

Security Ownership of Certain Beneficial Owners

As of March 8, 2005, to the Company’s knowledge, no one person beneficially owns more than five percent of the outstanding shares of the Company’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2004, all filing requirements applicable to its officers and directors were complied with, except for one late Form 4 filing by Director J. Thurmond Thompson (one day late), one late Form 4 filing by Director William L. Lewis for shares held in a fiduciary capacity (8 days late), and Form 3 not timely filed for new Director Ira C. Harris who has filed a Form 5 in February 2005.

MANAGEMENT OF THE COMPANY AND EXECUTIVE COMPENSATION

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2004, 2003 and 2002, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation
				(1)	(2)	(3)
Joe A. Shearin President and Chief Executive Officer of the Company and of Southside Bank	2004 2003 2002	$232,524 206,873 156,000	$65,997 69,150 30,162	— — —	4,000 3,165 1,995	$6,502 4,200 1,877

Lewis R. Reynolds Senior Vice President of the Company and President of Bank of Northumberland	2004 2003 2002	$148,267 118,925 111,815	$32,297 23,625 21,064	— —	3,000 2,000 1,800	$5,140 2,363 2,519

Joseph H. James Senior Vice President and Chief Operations Officer	2004 2003 2002	$115,100 105,689 96,000	$27,593 28,248 17,358	— —	2,000 1,300 1,100	$4,306 2,118 2,235

Ronald L. Blevins Senior Vice President and Chief Financial Officer of the Company	2004 2003 2002	$105,455 97,936 75,918	$22,750 26,282 10,000	— —	2,000 1,300 1,100	$4,007 1,967 1,518

William E. Martin, Jr. Senior Vice President of the Company and President of Hanover Bank	2004 2003 2002	$113,595 101,678 96,324	$10,944 10,350 10,562	— —	3,000 2,000 1,800	$3,750 2,119 3,160

(1)	The amount of compensation in the form of perquisites or other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported each year.

(2)	Year 2004 options were granted at an exercise price of $19.915 per share.

(3)	Amounts presented represent matching contributions to the Company’s 401 (k) plan.

Stock Options

The Company’s 2000 Stock Option Plan, amended and restated by the 2003 Stock Incentive Plan, provides for the granting of both incentive and non-qualified stock options to executive officers, key employees and directors of the Company and its subsidiaries.

No restricted stock options awards have been granted to executives or employees of the Company. The following table provides certain information concerning stock options granted during 2004 to the named executive officers.

Option Grants in 2004

Name	Number of Shares Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2004	Exercise Price per Share	Expiration Date	Potential Realizable Value (2)
					5%	10%
Joe A. Shearin	4,000	8.97%	$19.915	7/1/2014	$50,098	$126,958
Lewis R. Reynolds	3,000	6.73%	19.915	7/1/2014	37,573	95,218
Joseph H. James	2,000	4.49%	19.915	7/1/2014	25,049	63,479
William E. Martin, Jr.	3,000	6.73%	19.915	7/1/2014	37,573	95,218
Ronald L. Blevins	2,000	4.49%	19.915	7/1/2014	25,049	63,479

(1)	Vesting is as follows: 100% on July 1, 2008.

(2)	Potential realizable value at the assumed annual rates of stock price appreciation indicated, based on actual option term (10 Years) and annual compounding, less cost of shares at exercise price.

The following table shows certain information with respect to the value of unexercised options at year- end 2004 for the named executive officers. The named executive officers did not exercise any options during 2004.

2004 Year-End Option Values

	Number of Shares Unexercised Underlying Options December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe A. Shearin	—	9,160	$—	$42,215
Lewis R. Reynolds	—	6,800	—	34,371
Joseph H. James	—	4,400	—	22,022
William E. Martin, Jr.	—	6,800	—	34,371
Ronald L. Blevins	—	4,400	—	22,022

(1)	Calculated by subtracting the exercise price from the fair market value of the stock at December 31, 2004.

Employee Benefit Plans

The Company has a defined-benefit pension plan provided through the Virginia Bankers Association Insurance Trust. Benefits are based on an employee’s salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries are eligible to participate in the plan at age 21 with one year of service. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Employees of Hanover Bank and EVB Investments, Inc. became eligible to participate in the Plan as of October 1, 2003. Directors who are full-time employees are eligible for participation.

The estimated annual benefits payable upon retirement are as follows:

5 Year Average Compensation	Years of Service
	10	15	20	25	30	35
$25,000	$4,625	$6,938	$9,250	$11,563	$12,500	$13,438
$50,000	9,510	14,265	19,020	23,775	25,780	27,785
$75,000	15,885	23,828	31,770	39,713	43,530	47,348
$100,000	22,260	33,390	44,520	55,650	61,280	66,910
$125,000	28,635	42,953	57,270	71,588	79,030	86,473
$150,000	35,010	52,515	70,020	87,525	96,780	106,035
$175,000	41,385	62,078	82,770	103,463	114,530	125,598
$200,000	47,760	71,640	95,520	119,400	132,280	145,160
$205,000 and above	49,035	73,553	98,070	122,588	135,830	149,073

The estimated annual retirement benefit is based on a life annuity assuming full benefit at age 65 with no offsets and covered compensation of $46,284. For a person age 65 in 2004, compensation is currently limited to $205 thousand by the Internal Revenue Code of 1986, as amended.

The estimated credited years of service for Messrs. Shearin, Reynolds, James and Blevins are 3, 33, 4, and 4 years, respectively. Mr. Martin joined the Plan as of October 1, 2003 and is credited with 1.25 years of service.

The benefits in the table are calculated on the basis of a 50% joint and survivor annuity, assuming that at retirement, the age of the employee’s spouse is 62. Benefits are not subject to deduction for Social Security offset amounts. Benefits are based on an employee’s salary for the five years that precede retirement.

Equity Compensation Plans

The following table summarizes information as of December 31, 2004, relating to the Company’s equity compensation plans.

Equity Compensation Plan Information

(as of December 31, 2004)

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders 2000 Stock Option Plan	25,770	$16.10	—
2003 Stock Incentive Plan (2)	74,325	23.44	299,905
Equity Compensation Plans Not Approved by Shareholders (3)	—	—	—

Total	100,095	$21.55	299,905

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.

(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permits grants of stock options up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan.

(3)	The Company does not have any equity compensation plans that have not bee approved by shareholders.

Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the Company’s executive compensation program and establishes the salaries of the Company’s executive officers. The Compensation Committee consists of only non-employee directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of its shareholders, to encourage support of the Company’s long-term goals, to tie compensation to the Company’s performance and to attract and retain talented leadership.

In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other Virginia banking companies that compete with the Company. Based on these and other factors which it considers relevant, and in light of the Company’s overall long-term performance, the Committee has considered it appropriate, and in the best interest of the shareholders, to set the overall executive compensation at a level competitive with other Virginia banking companies of similar size to enable the Company to attract, retain and motivate the highest level of executive personnel.

Compensation of Executive Officers

The primary type of compensation provided to the Company’s executive officers is annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to the Company’s performance. Consistent with its stated philosophy, the Compensation Committee aims to position base salaries for the Company’s executive officers annually at a level competitive with its Virginia peers, with consideration of the performance of the Company, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered.

The Company’s Annual Incentive Bonus Plan provides for the payment of cash bonuses based on the Company’s performance in relation to predetermined objectives and individual executive performance for the year then ended. Prior to the beginning of the year, the Compensation Committee established objectives related to the Company’s earnings, average asset growth and shareholder value. Based on the Company’s performance during 2004 against these objectives, bonuses were paid under the Annual Bonus Plan as indicated in the Summary Compensation Table.

While annual compensation is the primary type of compensation provided to executive officers, the Company also provides long-term incentive compensation in the form of stock options. The Compensation Committee grants to executive officers options to purchase shares of the Company’s common stock under the Company’s stock option plan that was adopted by the Company in 2000, approved by shareholders in 2001 and amended and restated by the Board and the shareholders in 2003. In 2004, the Compensation Committee granted options to the executives of the Company to purchase an aggregate of 14,000 shares of the Company’s common stock. These options were granted at an exercise price equal to the fair market value of the common stock on July 1, 2004, the date of the grant, and become exercisable four years after the date of the grant and expire ten years from the date of the grant.

Compensation of Chief Executive Officer

During 2004, the Company’s Chief Executive Officer received base annual salary of $232,524 and earned an incentive bonus of $65,997, an 8.2% increase over the combined amount paid in 2003. During 2004, the Chief Executive Officer received stock options to purchase 4,000 shares of the Company’s common stock as shown on the Summary Compensation Table. The Chief Executive Officer’s compensation is based on a competitive analysis study conducted by an independent consultant and performance that exceeded goals for 2004 for board stated critical factors.

Each bank subsidiary is responsible for establishing salaries and bonuses for their respective executive officers. The respective boards independently establish executive compensation at levels that are competitive in the markets they serve.

Compensation Committee

Howard R. Straughan, Jr., Chairman

F. L. Garrett, III

Ira C. Harris

Charles R. Revere

J. T. Thompson

Compensation Committee Interlocks and Insider Participation

During 2004 and up to the present time, there were transactions between the Company’s banking subsidiaries and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the banks in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Company’s Board, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries or affiliates. No director may serve as a member of the Committee if he is eligible to participate in the 2003 Stock Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the 2003 Stock Incentive Plan. Each subsidiary bank has a separate compensation or salary committee for all employees of the bank, including the CEO of that bank.

Employment Contracts and Termination and Change in Control Arrangements

The Company and each of Joe A. Shearin, Joseph H. James and Ronald L. Blevins are parties to an employment agreement entered into as of January 6, 2003, January 8, 2003 and January 13, 2003, respectively. Mr. Shearin’s employment agreement provides for him to serve as President and Chief Executive Officer of the Company and President of Southside Bank and provides for a base salary of $188,000. His employment agreement is for a rolling three-year term. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for a base salary of $96,000. Mr. Blevins’s employment agreement provides for him to serve in an executive officer capacity and provides for a base salary of $85,000. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Blevins. The employment agreements with Mr. James and Mr. Blevins currently terminate on December 31, 2006, however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time.

The Company’s subsidiary Bank of Northumberland, Inc. executed an employment agreement with Lewis R. Reynolds on August 11, 2004, and subsidiary Hanover Bank executed an employment agreement with William E. Martin, Jr. on March 25, 2004. Mr. Reynolds’ employment agreement provides for him to serve as President and Chief Executive Officer of the Bank of Northumberland, Inc. and provides for a base salary of $123,276. Mr. Martin’s employment agreement provides for him to serve as President and Chief Executive Officer of Hanover Bank and provides for a base salary of $106,000. The Boards of Directors of Bank of Northumberland, Inc. and Hanover Bank, respectively, in their discretion, may increase the base salary of each of Messrs. Reynolds and Martin. The employment agreement with Mr. Reynolds currently terminates on December 31, 2007. The employment agreement with Mr. Martin currently terminates on December 31, 2006. On each December 31, the term of the employment agreements with Mr. Reynolds and Mr. Martin will be renewed and extended by one year unless notice of termination has been provided prior to such time.

Each employment agreement may be terminated by the Company or the respective Bank with or without cause. If the officer resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the remainder of his contract. If the officer’s employment terminates for good reason or without cause within one year of a change in control of the Company, he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). If termination of employment due to a change in control had occurred as of February 28, 2005, Mr. Shearin would have been entitled to severance payments amounting to approximately $653,427; Mr. James would have been entitled to severance payments amounting to approximately $329,757; Mr. Blevins would have been entitled to severance payments amounting to approximately $244,826; Mr. Reynolds would have been entitled to severance payments amounting to approximately $376,258; and Mr. Martin would have been entitled to severance payments amounting to approximately $286,104. Each agreement also contains a covenant not to compete that is in effect while the individual is an officer and employee of the Company and for a 12-month period after the termination of his employment.

Shareholder Return On Investment

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return with that of the S & P 500 Index, the SNL $500M-$1 billion Bank Index, and the SNL Southeast Bank Index, assuming $100 investments in each on December 31, 1998, with dividends reinvested

Eastern Virginia Bankshares, Inc.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Eastern Virginia Bankshares, Inc.	100.00	78.20	80.05	104.12	173.05	159.02
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
SNL $500M-$1B Bank Index	100.00	95.72	124.18	158.54	228.61	259.07
SNL Southeast Bank Index	100.00	100.41	125.09	138.18	173.52	205.78

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

There were no transactions during 2004 between the Company’s directors or officers and the Company’s retirement or profit sharing plans, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC AUDITORS

The Board of Directors has, upon recommendation by the Company’s Audit Committee, appointed the firm of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005. Yount, Hyde & Barbour, P.C. audited the financial statements of the Company for the year ended December 31, 2004.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $86,200 for 2004 and $53,575 for 2003. Audit fees increased by over 40% from the prior year because of additional responsibilities placed on the Company and its auditors by implementation of the SEC mandated Sarbanes-Oxley Act Section 404 Rule, related to documentation and attestation in 2004.

Audit Related Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for Federal Home Loan Bank collateral audits and other consulting and research regarding financial accounting and reporting standards that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2004 and December 31, 2003 were $19,500 and $8,345, respectively.

Tax Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and December 31, 2003 were $9,400 and $4,000, respectively. During 2004 and 2003, these services included preparation of federal and state income tax returns.

All Other Fees. There were no other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal years ended December 31, 2004 and December 31, 2003.

Independent Public Accountants’ Fee Table

	2004		2003
	Fees	Percentage	Fees	Percentage
Audit fees	86,200	74.9%	53,575	81.3%
Audit-related fees	19,500	16.9%	8,345	12.7%
Tax fees	9,400	8.2%	4,000	6.1%
All other fees	—	0%	—	0%

	115,100	100%	65,920	100%

Pre-Approved Services

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firms’ independence in the conduct of their auditing functions. The Audit Committee’s Charter, which was attached as Appendix A to the 2004 Proxy Statement, provides for pre-approval of audit, audit-related, tax and other services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Report of the Audit Committee

The Audit Committee of the Company consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Audit Committee is composed of Chairman Leslie E. Taylor, CPA, F. Warren Haynie, Jr., Charles R. Revere, Howard R. Straughan, Jr. and Ira C. Harris, Ph.D. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Board of Directors has determined that Audit Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit Committee.

The Audit Committee met a total of twelve times during 2004. During the course of those meetings, the Audit Committee:

1.	Reviewed and discussed with management and the internal auditor the audited financial statements for the year ended December 31, 2004.

2.	Reviewed with the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees), as currently in effect.

3.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 67, as amended, (Communications with Audit Committees) and has concluded that the independent auditor is independent from the Company and its management.

4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.

5.	Discussed with the Company’s internal auditor, the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.

6.	Internal Audit services were principally provided by Cavanaugh, Nelson, & Co., PLC, until their services were no longer available in late 2004, due to turnover in their bank auditing staff. During the fourth quarter of 2004, the Audit Committee engaged the firm of Cherry, Bekaert, and Holland, LLC, to perform required interim internal audit services for the remainder of 2004. Prior to selecting Cherry, Bekaert and Holland, LLC to perform such services, the Committee performed an evaluation of alternative service providers of internal audit services.

7.	Received regular updates on the status of the Company’s successful compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

8.	Implemented “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.

9.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.

10.	Maintained a direct reporting relationship with the Risk Management Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

This report is submitted on March 3, 2005, by the members of the Audit Committee of the Board of Directors.

The Audit Committee

Leslie E. Taylor, Chairman	Howard R. Straughan, Jr.
F. Warren Haynie, Jr.	Ira C. Harris
Charles R. Revere

PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2006 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than November 21, 2005, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2006 annual meeting of shareholders on Thursday, April 20, 2006.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director at the 2006 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2006 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2006 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2006 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of April 20, 2006 for the 2006 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than February 19, 2006 and no earlier than January 20, 2006.

OTHER MATTERS

THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2004 FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO RONALD L. BLEVINS, WHOSE ADDRESS IS P.O. BOX 1455, TAPPAHANNOCK, VIRGINIA 22560. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL

PROXY

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. that the undersigned would be entitled to vote as of March 8, 2005, at the annual meeting of shareholders to be held on April 21, 2005, at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, at 4:00 P.M. or any adjournment thereof.

1. TO ELECT AS DIRECTORS ALL TEN NOMINEES LISTED BELOW.

INSTRUCTION:	[ ] FOR all nominees (except as indicated below). To withhold authority to vote for specific nominee(s), strike a line through the nominee’s name(s) in the list below.
[ ] WITHHOLD AUTHORITY to vote for all nominees listed below.
[ ] ABSTAIN

	W. Rand Cook	Charles R. Revere
	F. L. Garrett, III	Joe A. Shearin
	Ira C. Harris	Howard R. Straughan, Jr.
	F. Warren Haynie, Jr.	Leslie E. Taylor
	William L. Lewis	J. T. Thompson, III

2. To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this Proxy, management has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature
(if held jointly)

Date: , 2005

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

If you plan to attend the Annual Meeting of Shareholders in person, please indicate the number of individuals planning to attend.

     Number planning to attend